Exhibit 99.1

For immediate release
NASDAQ Stock Market:	MCBC

Macatawa Bank Corporation Reports
First Quarter 2015 Results

Holland, Michigan, (April 23, 2015) – Macatawa Bank Corporation (NASDAQ: MCBC) today announced its results for the first quarter of 2015, reflecting continued improvement in financial performance.

●	Net income of $2.8 million in the first quarter 2015, up from $2.6 million in the first quarter 2014
●	Strong growth in total loans – up $16.8 million for the first quarter 2015 and up $105.2 million, or 10.2%, from one year ago
●	Increased net interest income aided by growth in loans
●	Healthy mortgage banking volume – gains on sales up $465,000 in first quarter 2015 compared to first quarter 2014
●	Favorable loan collection results – net recoveries of $718,000 in first quarter 2015 and net recoveries in 4 of the previous 5 quarters
●	Past due loans only 0.22% of total loans at end of first quarter 2015, an all-time low for the Company

Macatawa reported net income of $2.8 million, or $0.08 per diluted share, in the first quarter 2015 compared to net income of $2.6 million, or $0.08 per diluted share, for the first quarter 2014.

"We made excellent progress in the first quarter of 2015 with improved operating performance compared to the first quarter of 2014”, said Ronald L. Haan, President and CEO of the Company.  “Loan growth totaling $16.8M during the first quarter had a positive impact on our net interest margins and consequently improved net interest income.  Asset quality also improved during the quarter and the Company achieved a record low for quarter-end loan delinquencies.  While loan collection activity remained very strong with net recoveries totaling $718,000, expenses associated with the administration and disposition of problem assets are still above acceptable levels totaling $827,000 during the first quarter.”

Mr. Haan continued:  "Revenue gains in non-interest income categories also improved during the first quarter of 2015.  Mortgage banking, card services and trust and investment services revenues all increased compared to the first quarter of 2014.  Mortgage banking revenues in the first quarter of 2015 exceeded the first quarter of 2014 by $465,000, and revenues from our  trust services business improved by $103,000, or a 16% increase from the first quarter of 2014.  Marketing and cross-selling efforts designed to increase debit and ATM card penetration into our customer base were also successful resulting in improved revenue from card services.”

Mr. Haan concluded: "We are pleased with our momentum and improved operating results as we begin 2015.  Our loan yields are stable, and continued growth in commercial and consumer loans during 2015 will have a positive impact on our earnings in coming quarters."

-- more –

Macatawa Bank Corporation 1Q Results / page 2 of 4

Operating Results
Net interest income for the first quarter 2015 totaled $10.7 million, an increase of $195,000 from the fourth quarter 2014 and an increase of $177,000 from the first quarter 2014.  Net interest margin was 3.07 percent, up 2 basis points from the fourth quarter 2014, and down 8 basis points from the first quarter 2014.  Margin in the first quarter of 2014 benefitted from a large interest recovery on a previously charged off loan, adding approximately 10 basis points to net interest margin for that period.  Margin in the first quarter 2015 did not include any such non-recurring items.

Average interest earning assets for the first quarter 2015 increased $42.5 million from the fourth quarter 2014 and were up $65.7 million from the first quarter 2014.

Non-interest income decreased $38,000 in the first quarter 2015 compared to the fourth quarter 2014 and increased $785,000 from the first quarter 2014.  The increase from the first quarter 2014 is primarily due to increases in gains on sales of mortgage loans as the market for this activity rebounded in late 2014 with a drop in long term interest rates.  This continued into the first quarter of 2015.  The Bank originated $23.4 million in loans for sale in the first quarter 2015 compared to $23.5 million in loans for sale in the fourth quarter 2014 and $14.1 million in loans for sale in the first quarter 2014.  Trust and investment services fees were also up in the first quarter of 2015 due to growth in the Bank’s customer base and improved investment market conditions.

Non-interest expense was $11.9 million for the first quarter 2015, compared to $12.1 million for the fourth quarter 2014 and $11.2 million for the first quarter 2014.  The largest fluctuations in non-interest expense related to costs associated with the administration and disposition of problem loans and non-performing assets, which decreased $26,000 compared to the fourth quarter 2014 and increased $356,000 compared to the first quarter 2014.  The increase from the first quarter of 2014 related to a non-recurring gain on the sale of an individual property in the first quarter of 2014 that offset expense in that period.  Salaries and benefits were up $222,000 compared to the fourth quarter 2014 and were up $359,000 compared to the first quarter 2014 due a higher level of variable and incentive based compensation.

Federal income tax expense was $1.2 million for the first quarter 2015 compared to $1.0 million for the fourth quarter 2014 and $1.2 million for the first quarter 2014.  The effective tax rate decreased from 30.85% for the first quarter 2014 to 30.48% for the first quarter 2015 as a result of an increase in tax-free municipal investments.

Asset Quality
As a result of the consistent improvements in nonperforming loans and past due loans over the past several quarters, the reduction in historical loan loss ratios, and large loan recoveries experienced in the first quarter 2015, a negative provision for loan losses of $1.0 million was recorded in the first quarter 2015.  Net loan recoveries for the first quarter 2015 were $718,000, compared to fourth quarter 2014 net loan charge-offs of $67,000 and first quarter 2014 net loan recoveries of $585,000.  The Bank has experienced net loan recoveries in four of the past five quarters. Total loans past due on payments by 30 days or more amounted to $2.5 million at March 31, 2015, down 10.7 percent from $2.8 million at December 31, 2014 and down 62.1 percent from $6.6 million at March 31, 2014.  Delinquency as a percentage of total loans was 0.22 percent at March 31, 2015, a new quarterly low for the Bank.

The allowance for loan losses of $18.7 million was 1.65 percent of total loans at March 31, 2015, compared to 1.70 percent of total loans at December 31, 2014, and 1.98 percent at March 31, 2014.    The coverage ratio of allowance for loan losses to nonperforming loans continued to be strong and significantly exceeded 1-to-1 coverage at 190.40 percent as of March 31, 2015, compared to 225.04 percent at December 31, 2014, and 131.10 percent at March 31, 2014.

At March 31, 2015, the Company's nonperforming loans were $9.8 million, representing 0.86 percent of total loans.  This compares to $8.4 million (0.75 percent of total loans) at December 31, 2014 and $15.5 million (1.51 percent of total loans) at March 31, 2014.  Other real estate owned and repossessed assets were $27.1 million at March 31, 2015, compared to $28.3 million at December 31, 2014, and down significantly from $34.1 million at March 31, 2014. Total nonperforming assets, including other real estate owned and nonperforming loans, have decreased by $12.7 million, or 25.7 percent, from March 31, 2014 to March 31, 2015.

-- more –

Macatawa Bank Corporation 1Q Results / page 3 of 4

A break-down of non-performing loans is shown in the table below.

Dollars in 000s	March 31, 2015	December 31, 2014	September 30, 2014	June 30, 2014	March 31, 2014

Commercial Real Estate	$2,610	$2,023	$3,499	$3,955	$6,299
Commercial and Industrial	6,732	5,605	4,372	3,485	8,077
Total Commercial Loans	9,342	7,628	7,871	7,440	14,376
Residential Mortgage Loans	64	305	144	142	762
Consumer Loans	405	493	410	483	410
Total Non-Performing Loans	$9,811	$8,426	$8,425	$8,065	$15,548

Residential Developer Loans (a)	$213	$245	$2,245	$2,249	$2,205

(a)	Represents the amount of loans to residential developers secured by single family residential property which is included in non-performing commercial loans secured by real estate.

Total non-performing assets were $36.9 million, or 2.29 percent of total assets, at March 31, 2015.  A break-down of non-performing assets is shown in the table below.

Dollars in 000s	March 31, 2015	December 31, 2014	September 30, 2014	June 30, 2014	March 31, 2014

Non-Performing Loans	$9,811	$8,426	$8,425	$8,065	$15,548
Other Repossessed Assets	38	38	38	48	42
Other Real Estate Owned	27,038	28,242	28,763	31,523	34,035
Total Non-Performing Assets	$36,887	$36,706	$37,226	$39,636	$49,625

Balance Sheet, Liquidity and Capital
Total assets were $1.61 billion at March 31, 2015, an increase of $26.4 million from $1.58 billion at December 31, 2014 and an increase of $119.3 million from $1.49 billion at March 31, 2014.  Total loans were $1.14 billion at March 31, 2015, an increase of $16.8 million from $1.12 billion at December 31, 2014 and an increase of $105.2 million from $1.03 billion at March 31, 2014.

Commercial loans increased by $11.4 million from December 31, 2014 to March 31, 2015, along with an increase of $5.4 million in our residential mortgage and consumer loan portfolios.  Commercial real estate loans decreased by $2.5 million, as the Company continued its efforts to reduce exposure in this segment, and commercial and industrial loans increased by $13.9 million during the same period.

The composition of the commercial loan portfolio is shown in the table below:

Dollars in 000s	March 31, 2015	December 31, 2014	September 30, 2014	June 30, 2014	March 31, 2014

Construction and Development	$77,494	$81,296	$82,485	$84,448	$84,875
Other Commercial Real Estate	410,578	409,235	385,432	380,146	378,322
Commercial Loans Secured by Real Estate	488,072	490,531	467,917	464,594	463,197
Commercial and Industrial	341,530	327,674	285,833	284,152	271,924
Total Commercial Loans	$829,602	$818,205	$753,750	$748,746	$735,121

Residential Developer Loans (a)	$29,415	$29,804	$32,441	$33,622	$33,970

(a)	Represents the amount of loans to residential developers secured by single family residential property which is included in commercial loans secured by real estate.

-- more –

Macatawa Bank Corporation 1Q Results / page 4 of 4

Total deposits were $1.32 billion at March 31, 2015, up $14.2 million from $1.31 billion at December 31, 2014 and were up $103.7 million from $1.22 billion at March 31, 2014.  The increase from March 31, 2014 was primarily related to increases in checking, savings and money market accounts, which grew by $128.3 million, or 11.9 percent, compared to the first quarter 2014.  The Bank continues to be successful at attracting and retaining core deposit customers.  Customer deposit accounts remain insured to the highest levels available under FDIC deposit insurance.

The Bank's risk-based regulatory capital ratios decreased slightly in the first quarter 2015 due to asset growth and the impact of applying the new Basel III capital requirements, but continue to be at levels among the highest in Bank history, comfortably above levels required to be categorized as “well capitalized” under applicable regulatory capital guidelines.  As such, the Bank was categorized as "well capitalized" at March 31, 2015.

About Macatawa Bank
Headquartered in Holland, Mich., Macatawa Bank offers a full range of banking, retail and commercial lending, wealth management and ecommerce services to individuals, businesses and governmental entities from a network of 26 full-service branches located throughout communities in Kent, Ottawa and northern Allegan counties.  The bank is recognized for its local management team and decision making, along with providing customers excellent service, a rewarding experience and superior financial products.  Macatawa Bank has been awarded for its exceptional commitment to service by readers of the Holland Sentinel as the “Best Bank on the Lakeshore” since 2002, and “Best Bank in Grand Rapids” by readers of Grand Rapids Magazine since 2009. The bank has also been recognized for the past four consecutive years as “West Michigan’s 101 Best and Brightest Companies to Work For”. For more information, visit www.macatawabank.com.

CAUTIONARY STATEMENT:  This press release contains forward-looking statements that are based on management's current beliefs, expectations, assumptions, estimates, plans and intentions.  Forward-looking statements are identifiable by words or phrases such as "believe," "may," "will," "continue," "improving," "additional," "focus," "future," “efforts,” “momentum,” "well positioned," and other similar words or phrases.  Such statements are based upon current beliefs and expectations and involve substantial risks and uncertainties which could cause actual results to differ materially from those expressed or implied by such forward-looking statements.  These statements include, among others, statements related to trends in our key operating metrics and financial performance, future levels of earnings and profitability, future levels of earning assets, future asset quality, future growth, future yield compression and future net interest margin.  All statements with references to future time periods are forward-looking.  Management's determination of the provision and allowance for loan losses, the appropriate carrying value of intangible assets (including deferred tax assets) and other real estate owned and the fair value of investment securities (including whether any impairment on any investment security is temporary or other-than-temporary and the amount of any impairment) involves judgments that are inherently forward-looking. Our ability to sell other real estate owned at its carrying value or at all, utilize our deferred tax asset, successfully implement new programs and initiatives, increase efficiencies, maintain our current level of deposits and other sources of funding, maintain liquidity, respond to declines in collateral values and credit quality, improve profitability, and produce consistent core earnings is not entirely within our control and is not assured.  The future effect of changes in the real estate, financial and credit markets and the national and regional economy on the banking industry, generally, and Macatawa Bank Corporation, specifically, are also inherently uncertain.  These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions ("risk factors") that are difficult to predict with regard to timing, extend, likelihood and degree of occurrence.  Therefore, actual results and outcomes may materially differ from what may be expressed in or implied by such forward-looking statements. Macatawa Bank Corporation does not undertake to update forward-looking statements to reflect the impact of circumstances or events that may arise after the date of the forward-looking statements.

Risk factors include, but are not limited to, the risk factors described in "Item 1A - Risk Factors" of our Annual Report on Form 10-K for the year ended December 31, 2014.  These and other factors are representative of the risk factors that may emerge and could cause a difference between an ultimate actual outcome and a preceding forward-looking statement.

MACATAWA BANK CORPORATION
CONSOLIDATED FINANCIAL SUMMARY
(Unaudited)

(Dollars in thousands except per share information)

	Quarter Ended March 31
EARNINGS SUMMARY	2015	2014
Total interest income	$12,011	$11,970
Total interest expense	1,359	1,495
Net interest income	10,652	10,475
Provision for loan losses	(1,000)	(1,000)
Net interest income after provision for loan losses	11,652	11,475

NON-INTEREST INCOME
Deposit service charges	1,001	991
Net gains on mortgage loans	723	258
Trust fees	734	631
Other	1,837	1,630
Total non-interest income	4,295	3,510

NON-INTEREST EXPENSE
Salaries and benefits	6,182	5,823
Occupancy	972	1,008
Furniture and equipment	783	840
FDIC assessment	281	328
Administration and disposition of problem assets	827	471
Other	2,817	2,699
Total non-interest expense	11,862	11,169
Income before income tax	4,085	3,816
Income tax expense	1,245	1,177
Net income	$2,840	$2,639
Net income attributable to common shareholders	$2,840	$2,639

Basic earnings per common share	$0.08	$0.08
Diluted earnings per common share	$0.08	$0.08
Return on average assets	0.73%	0.71%
Return on average equity	7.89%	7.85%
Net interest margin	3.07%	3.15%
Efficiency ratio	79.36%	79.86%

BALANCE SHEET DATA	March 31	December 31	March 31
Assets	2015	2014	2014
Cash and due from banks	$27,001	$31,503	$34,615
Federal funds sold and other short-term investments	107,078	97,952	92,668
Interest-bearing time deposits in other financial institutions	20,000	20,000	32,500
Securities available for sale	155,640	161,874	153,327
Securities held to maturity	43,042	31,585	19,175
Federal Home Loan Bank Stock	11,238	11,238	11,236
Loans held for sale	2,368	2,347	194
Total loans	1,135,311	1,118,483	1,030,111
Less allowance for loan loss	18,680	18,962	20,383
Net loans	1,116,631	1,099,521	1,009,728
Premises and equipment, net	52,506	52,894	53,619
Bank-owned life insurance	28,357	28,195	27,671
Other real estate owned	27,038	28,242	34,035
Other assets	19,310	18,495	22,131

Total Assets	$1,610,209	$1,583,846	$1,490,899

Liabilities and Shareholders' Equity
Noninterest-bearing deposits	$373,215	$404,143	$342,357
Interest-bearing deposits	947,301	902,182	874,421
Total deposits	1,320,516	1,306,325	1,216,778
Other borrowed funds	96,836	88,107	88,774
Long-term debt	41,238	41,238	41,238
Other liabilities	6,038	5,657	8,921
Total Liabilities	1,464,628	1,441,327	1,355,711

Shareholders' equity	145,581	142,519	135,188

Total Liabilities and Shareholders' Equity	$1,610,209	$1,583,846	$1,490,899

MACATAWA BANK CORPORATION
SELECTED CONSOLIDATED FINANCIAL DATA
(Unaudited)

(Dollars in thousands except per share information)

	Quarterly

	1st Qtr	4th Qtr		3rd Qtr		2nd Qtr		1st Qtr
	2015	2014		2014		2014		2014
EARNINGS SUMMARY
Net interest income	$10,652	$10,457		$10,304		$10,156		$10,475
Provision for loan losses	(1,000)	(600)		(750)		(1,000)		(1,000)
Total non-interest income	4,295	4,333		4,303		4,068		3,510
Total non-interest expense	11,862	12,113		11,389		11,238		11,169
Federal income tax expense (benefit)	1,245	960		1,206		1,231		1,177
Net income	$2,840	$2,317		$2,762		$2,755		$2,639

Basic earnings per common share	$0.08	$0.07		$0.08		$0.08		$0.08
Diluted earnings per common share	$0.08	$0.07		$0.08		$0.08		$0.08

MARKET DATA
Book value per common share	$4.30	$4.21		$4.15		$4.09		$4.00
Tangible book value per common share	$4.30	$4.21		$4.15		$4.09		$4.00
Market value per common share	$5.35	$5.44		$4.80		$5.07		$5.04
Average basic common shares	33,866,789	33,837,334		33,795,384		33,788,431		33,790,542
Average diluted common shares	33,866,789	33,837,334		33,795,384		33,788,431		33,790,542
Period end common shares	33,866,789	33,866,789		33,803,823		33,788,431		33,788,431

PERFORMANCE RATIOS
Return on average assets	0.73%	0.61%		0.74%		0.75%		0.71%
Return on average equity	7.89%	6.54%		7.94%		8.03%		7.85%
Net interest margin (fully taxable equivalent)	3.07%	3.05%		3.04%		3.06%		3.15%
Efficiency ratio	79.36%	81.90%		77.97%		79.01%		79.86%
Full-time equivalent employees (period end)	351	355		352		348		354

ASSET QUALITY
Gross charge-offs	$78	$382		$120		$92		$82
Net charge-offs	$(718)	$67		$(330)		$(666)		$(585)
Net charge-offs to average loans (annualized)	-0.26%	0.02%		-0.13%		-0.26%		-0.23%
Nonperforming loans	$9,811	$8,426		$8,425		$8,065		$15,548
Other real estate and repossessed assets	$27,076	$28,280		$28,801		$31,571		$34,077
Nonperforming loans to total loans	0.86%	0.75%		0.80%		0.77%		1.51%
Nonperforming assets to total assets	2.29%	2.32%		2.50%		2.66%		3.33%
Allowance for loan losses	$18,680	$18,962		$19,629		$20,049		$20,383
Allowance for loan losses to total loans	1.65%	1.70%		1.86%		1.92%		1.98%
Allowance for loan losses to nonperforming loans	190.40%	225.04%		232.99%		248.59%		131.10%

CAPITAL
Average equity to average assets	9.29%	9.40%		9.29%		9.29%		9.01%
Common equity tier 1 to risk weighted assets (Consolidated)	10.74%	N/	A	N/	A	N/	A	N/	A
Tier 1 capital to average assets (Consolidated)	11.90%	11.61%		11.55%		11.43%		11.06%
Total capital to risk-weighted assets (Consolidated)	14.97%	15.55%		16.27%		16.33%		16.11%
Common equity tier 1 to risk weighted assets (Bank)	13.31%	N/	A	N/	A	N/	A	N/	A
Tier 1 capital to average assets (Bank)	11.57%	11.41%		11.36%		11.26%		10.99%
Total capital to risk-weighted assets (Bank)	14.57%	15.27%		15.98%		16.06%		16.00%
Tangible common equity to assets	9.05%	9.05%		9.49%		9.34%		9.15%

END OF PERIOD BALANCES
Total portfolio loans	$1,135,311	$1,118,483		$1,054,788		$1,043,529		$1,030,111
Earning assets	1,471,945	1,442,651		1,355,635		1,340,438		1,337,512
Total assets	1,610,209	1,583,845		1,489,664		1,491,142		1,490,899
Deposits	1,320,516	1,306,325		1,216,089		1,215,724		1,216,778
Total shareholders' equity	145,581	142,519		140,469		138,092		135,188

AVERAGE BALANCES
Total portfolio loans	$1,120,395	$1,072,585		$1,043,774		$1,040,413		$1,037,678
Earning assets	1,415,643	1,373,157		1,358,219		1,337,822		1,349,971
Total assets	1,550,377	1,508,441		1,497,386		1,477,114		1,493,201
Deposits	1,271,228	1,232,343		1,224,041		1,205,194		1,223,928
Total shareholders' equity	144,062	141,720		139,107		137,163		134,488